Exhibit 10.4
Execution Version

Deutsche Bank AG, London Branch
Winchester house
1 Great Winchester St, London EC2N 2DB
Telephone: 44 20 7545 8000
c/o Deutsche Bank Securities Inc.
60 Wall Street
New York, NY 10005
Telephone: 212-250-2500
Internal Reference: 378068

April 15, 2010

To:	MGM MIRAGE
3600 Las Vegas Boulevard South
Las Vegas, NV 89109
Attn: Daniel D’Arrigo, Executive Vice President and Chief Financial Officer
Telephone: 702-693-8895
Facsimile: 702-693-7682

From:	Deutsche Bank AG, London Branch
c/o Deutsche Bank Securities Inc.
60 Wall Street
New York, NY 10005

Re:	Base Capped Call Transaction
Ladies and Gentlemen:
     The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Deutsche Bank AG, London Branch (“Dealer”) and MGM MIRAGE (“Counterparty”). This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

Chairman of the Supervisory Board: Clemens Börsig Management Board: Josef Ackermann (Chairman), Hugo Bänziger, Michael Cohrs, Jürgen Fitschen, Anshuman Jain, Stefan Krause, Hermann-Josef Lamberti, Rainer Neske
Deutsche Bank AG is authorised under German Banking Law (competent authority: BaFin — Federal Financial Supervising Authority) and regulated by the Financial Services Authority for the conduct of UK business; a member of the London Stock Exchange. Deutsche Bank AG is a joint stock corporation with limited liability incorporated in the Federal Republic of Germany HRB No. 30 000 District Court of Frankfurt am Main; Branch Registration in England and Wales BR000005; Registered address: Winchester House, 1
Great Winchester Street, London EC2N 2DB. Deutsche Bank Group online: http://www.deutsche-bank.com

     DEUTSCHE BANK AG, LONDON BRANCH IS NOT REGISTERED AS A BROKER DEALER UNDER THE U.S. SECURITIES EXCHANGE ACT OF 1934. DEUTSCHE BANK SECURITIES INC. (“DBSI”) HAS ACTED SOLELY AS AGENT IN CONNECTION WITH THE TRANSACTION AND HAS NO OBLIGATION, BY WAY OF ISSUANCE, ENDORSEMENT, GUARANTEE OR OTHERWISE WITH RESPECT TO THE PERFORMANCE OF EITHER PARTY UNDER THE TRANSACTION. AS SUCH, ALL DELIVERY OF FUNDS, ASSETS, NOTICES, DEMANDS AND COMMUNICATIONS OF ANY KIND RELATING TO THIS TRANSACTION BETWEEN DEUTSCHE BANK AG, LONDON BRANCH, AND COUNTERPARTY SHALL BE TRANSMITTED EXCLUSIVELY THROUGH DEUTSCHE BANK SECURITIES INC. DEUTSCHE BANK AG, LONDON BRANCH IS NOT A MEMBER OF THE SECURITIES INVESTOR PROTECTION CORPORATION (SIPC).
     1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern. Certain defined terms used herein have the meanings assigned to them in the Offering Memorandum dated April 15, 2010 (the “Offering Memorandum”) and the Indenture to be dated as of the closing date for the initial issuance of the Convertible Securities described below between Counterparty, the Guarantors party thereto (the “Guarantors”) and U.S. Bank National Association as trustee (the “Indenture”) relating to the USD1,000,000,000 principal amount of 4.25% convertible senior notes due 2015 (the “Convertible Securities”). In the event of any inconsistency between the terms defined in the Indenture and this Confirmation, this Confirmation shall govern. For the avoidance of doubt, references herein to sections of the Indenture are based on the description of the Convertible Securities set forth in the Offering Memorandum. If any relevant sections of the Indenture differ in any material respect from those described in the Offering Memorandum, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties based on the description of the Convertible Securities set forth in the Offering Memorandum. The parties further acknowledge that references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture is amended following its execution, any such amendment will be disregarded for purposes of this Confirmation (other than as provided in Section 8(a) below) unless the parties agree otherwise in writing.
     This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement (the “ISDA Form”) as if Dealer and Counterparty had executed an agreement in such form (without any Schedule but with the elections set forth in this Confirmation). For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement.
     All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.
     2. The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	April 15, 2010

Effective Date:	The closing date of the initial issuance of the Convertible Securities.

Option Type:	Call

Seller:	Dealer

Buyer:	Counterparty

Shares:	The common stock of Counterparty, par value USD0.01 per share (Ticker Symbol: “MGM”).

Number of Options:	The number of Convertible Securities, other than Option Notes (as defined in the Purchase Agreement as defined below), in denominations of USD1,000 principal amount issued by Counterparty to the Initial Purchasers (as defined below) on the closing date for the initial issuance of the Convertible Securities.

Number of Shares:	As of any date, the product of the Number of Options, the Conversion Rate and the Applicable Percentage.

Applicable Percentage:	20%

Conversion Rate:	As of any date, the “Conversion Rate” (as defined in the Indenture as described in the Offering Memorandum under “Description of Notes — General”) as of such date but without regard to any adjustments to the “Conversion Rate” pursuant to (i) the section of the Indenture containing the provision described in the Offering Memorandum under “Description of Notes — Conversion Rights — Adjustment to Shares Delivered upon Conversion upon Certain Corporate Transactions” (a “Make-Whole Fundamental Change Adjustment”) or (ii) the section of the Indenture containing the provisions described in the first two sentences of the fifth to last paragraph in the Offering Memorandum under “Description of Notes — Conversion Rights — Conversion Rate Adjustments” (i.e., the paragraph beginning “We are permitted to increase the applicable conversion rate...”) (a "Discretionary Adjustment” and, together with Make-Whole Fundamental Change Adjustments, the “Excluded Adjustments”).

Strike Price:	The “Conversion Price” (as defined in the Indenture as described in the Offering Memorandum under “Description of Notes — General”, but without regard to any adjustments to the “Conversion Rate” pursuant to any Excluded Adjustments).

Cap Price:	USD21.8550

Premium:	USD14,170,000

Premium Payment Date:	The Effective Date

Exchange:	New York Stock Exchange

Related Exchange:	All Exchanges

Procedures for Exercise:

Exercise Dates:	Each Conversion Date.

Conversion Date:	Each “Conversion Date”, as defined in the Indenture as described in the Offering Memorandum under “Description of Notes — Conversion Rights — General”, occurring during the period from and excluding the Trade Date to and including the Expiration Date, for Convertible Securities, each in denominations of USD1,000 principal amount, that are submitted for conversion on such Conversion Date in accordance with the terms of the Indenture, excluding Convertible Securities that are Excluded Convertible Securities (such Convertible Securities, other than those excluded as set forth above, the “Relevant Convertible Securities” for such Conversion Date).

Required Exercise on Conversion Dates:	On each Conversion Date, a number of Options equal to the number of Relevant Convertible Securities for such Conversion

Date in denominations of USD1,000 principal amount shall be automatically exercised.

Excluded Convertible Securities:	Convertible Securities surrendered for conversion on any date prior to December 12, 2014. Counterparty shall, within three Scheduled Trading Days of the “Conversion Date” relating to any Excluded Convertible Securities, provide written notice to Dealer specifying the number of Excluded Convertible Securities converted on such “Conversion Date”.

Expiration Date:	The second Scheduled Trading Day immediately preceding the “Maturity Date” (as defined in the Indenture as described in the Offering Memorandum under “Description of Notes — General”).

Automatic Exercise:	As provided above under “Required Exercise on Conversion Dates”.

Exercise Notice Deadline:	In respect of any exercise of Options hereunder on any Conversion Date, the Exchange Business Day immediately following such Conversion Date; provided that, in respect of any exercise of Options hereunder on any Conversion Date occurring on or after December 12, 2014, the Exercise Notice Deadline shall be the Scheduled Trading Day immediately following the Expiration Date.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions, Dealer shall have no obligation to make any payment or delivery in respect of any exercise of Options hereunder unless Counterparty notifies Dealer in writing prior to 4:00 PM (New York City time) on the Exercise Notice Deadline in respect of such exercise of the number of Options being exercised on the relevant Exercise Date. For the avoidance of doubt, if Counterparty fails to give such notice when due in respect of any exercise of Options hereunder, Dealer’s obligation to make any payment or delivery in respect of such exercise shall be permanently extinguished, and late notice shall not cure such failure.

Dealer’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:	To be provided by Dealer.

Settlement Terms:

Settlement Date:	In respect of any Exercise Date, the date two Clearance System Business Days following the Expiration Date.

Delivery Obligation:	In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, and subject to “Notice of Exercise” above, in respect of any Exercise Date, Dealer will deliver to Counterparty, on the related Settlement Date, (i) the Net Share Settlement Amount for such Exercise Date and (ii) cash in lieu of any fractional Shares to be delivered with respect to such Net Share Settlement Amount valued at the VWAP Price on the last Valuation Date.

Net Share Settlement Amount:	For any Exercise Date, a number of Shares equal to the product of (i) the Applicable Percentage, (ii) the sum of the Daily Settlement Amounts for all Valuation Dates and (iii) the Number of Options exercised on such Exercise Date; provided that in no event shall the Net Share Settlement Amount exceed the product of the Applicable Percentage and the excess, if any, of (A) the aggregate number of Shares that Counterparty is obligated to deliver to the holder(s) of the Relevant Convertible Securities for the Conversion Date occurring on such Exercise Date (the “Convertible Obligation”) over (B) the product of (I) the Number of Options exercised on such Exercise Date and (II) USD1,000 divided by the opening price of the Shares as displayed under the heading “Op” on Bloomberg page MGM.N <equity> (or any successor thereto) on the settlement date for the Shares to be delivered under the Relevant Convertible Securities related to such Exercise Date under the terms of the Indenture. If such Exercise Date relates to the conversion of Relevant Convertible Securities in connection with which holders thereof are entitled to receive additional Shares and/or cash pursuant to a Make-Whole Fundamental Change Adjustment, then, notwithstanding the foregoing, the Net Share Settlement Amount shall include the Applicable Percentage of such additional Shares and/or cash, except that the Net Share Settlement Amount shall be capped so that the value of the Net Share Settlement Amount (with the value of the Shares included in the Net Share Settlement Amount determined by the Calculation Agent using the VWAP Price on the last Valuation Date) does not exceed the amount as determined by the Calculation Agent that would be payable by Dealer pursuant to Section 6 of the Agreement if such Conversion Date were an Early Termination Date resulting from an Additional Termination Event with respect to which the Transaction (except that, for purposes of determining such amount (aa) the Number of Options shall be deemed to be equal to the number of Options exercised on such Exercise Date and (bb) such amount payable will be determined as if the sections of the Indenture containing the provisions relating to Make-Whole Fundamental Change Adjustments were deleted) was the sole Affected Transaction and Counterparty was the sole Affected Party (determined without regard to Section 8(b) of this Confirmation) (this sentence, as it relates to an increase in the Net Share Settlement Amount relating to a Make-Whole Fundamental Change Adjustment (subject to the cumulative limitations herein), the “Limited Make-Whole Provision”), it being understood that the cap described in this sentence is in addition to, and cumulative with the proviso in the preceding sentence.

Valuation Dates:	Each of the 75 consecutive Exchange Business Days commencing on and including December 12, 2014; provided that if any such day is a Disrupted Day, then the Calculation Agent shall determine if such day is a Disrupted Day in whole or in part, and if such day is a Disrupted Day in whole, such day shall not be considered an Exchange Business Day for purposes of determining the Valuation Dates, and if such day is a Disrupted Day in part, then (i) such day shall be a Valuation Date and the Exchange Business Day immediately following the last scheduled Valuation Date (including any additional Valuation Date added pursuant to this clause (i)) shall also be a Valuation Date, (ii) the VWAP Price for such Disrupted Day shall be determined by the Calculation Agent based on transactions in the Shares on such Disrupted Day taking into account the nature and duration of such Market Disruption

Event on such day and (iii) the Calculation Agent shall adjust the Daily Settlement Amounts as appropriate to take into account the nature and duration of such Market Disruption Event; and provided further that, without limitation of Section 8(h) below, if the final Valuation Date has not occurred as of the Expiration Date, the Expiration Date shall be the final Valuation Date, in which case the VWAP Price for such Valuation Date shall be the prevailing market value per share determined by the Calculation Agent in a commercially reasonable manner and, if the total number of Valuation Dates that have occurred prior to the Expiration Date (each such Valuation Date, a “Past Valuation Date”) is less than 74, then a number of Valuation Dates equal to 75 minus the number of Past Valuation Dates shall be deemed to occur on the Expiration Date (subject to adjustment by the Calculation Agent if any Past Valuation Date was a Disrupted Day in part). Any day on which the Exchange is scheduled to close prior to its normal closing time shall be considered a Disrupted Day in whole. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date.

Settlement Averaging Period:	The period beginning on, and including, the first Valuation Date and ending on, and including, the last Valuation Date.

Daily Settlement Amount:	For any Valuation Date, (i) the amount, if any, by which (x) the Daily Value for such Valuation Date exceeds (y) USD1,000 divided by 75, divided by (ii) the VWAP Price on such Valuation Date.

Daily Value:	For any Valuation Date, (i) the product of (x) the Conversion Rate and (y) the lesser of (A) the VWAP Price and (B) the Cap Price, in each case on such Valuation Date divided by (ii) 75.

VWAP Price:	For any Valuation Date, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page MGM.N <equity> VAP (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Valuation Date (or if such volume-weighted average price is unavailable or is manifestly incorrect, the market value of one Share on such Valuation Date, as determined by the Calculation Agent using a volume-weighted method).

Market Disruption Events:	Section 6.3(a) of the Equity Definitions is hereby amended (A) by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” in clause (ii) thereof. Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Other Applicable Provisions:	To the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the Issuer of the Shares) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction.

Restricted Certificated Shares:	Notwithstanding anything to the contrary in the Equity Definitions, Dealer may, in whole or in part, deliver Shares required to be delivered to Counterparty hereunder in certificated form in lieu of delivery through the Clearance System. With respect to such certificated Shares, the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by deleting the remainder of the provision after the word “encumbrance” in the fourth line thereof.

Share Adjustments:

Method of Adjustment:	Notwithstanding Section 11.2 of the Equity Definitions, upon the occurrence of any event or condition set forth in the section of the Indenture containing the provisions described in the Offering Memorandum under “Description of Notes — Conversion Rights — Conversion Rate Adjustments” (other than a Merger Event or an event described in clauses 1 or 2 of the definition of “Fundamental Change” in the Indenture as described in the Offering Memorandum under “Description of Notes — Conversion Rights — Adjustment to Shares Delivered upon Conversion upon Certain Corporate Transactions”) that results in an adjustment under the Indenture, the Calculation Agent (i) shall, except in the case of a Discretionary Adjustment, make a corresponding adjustment to the terms relevant to the exercise, settlement or payment of the Transaction and (ii) may adjust the Cap Price as appropriate to account for the economic effect on the Transaction of such event or condition; provided that the Cap Price shall not be adjusted so that it is less than the Strike Price. Promptly upon the occurrence of any event that Counterparty reasonably expects to result in an adjustment to the “Conversion Rate”, Counterparty shall notify the Calculation Agent of such event; and once the adjustments to be made to the terms of the Indenture and the Convertible Securities in respect of such event have been determined, Counterparty shall promptly notify the Calculation Agent in writing of the details of such adjustments.

Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in the section of the Indenture containing the provisions described in the Offering Memorandum under the seventh-to-last paragraph in “Description of Notes — Conversion Rights — Conversion Rate Adjustments” (i.e., the paragraph beginning with “In the event of: any reclassification...”).

Consequences of Merger Events or Tender Offers:	Notwithstanding Sections 12.2 and 12.3 of the Equity Definitions, upon the occurrence of a Merger Event that results in an adjustment under the Indenture or an event described in clauses 1 or 2 of the definition of “Fundamental Change” therein, (i) the Calculation Agent shall make a corresponding adjustment to the terms relevant to the exercise, settlement or payment of the Transaction; provided that such adjustment shall be made without regard to any Excluded Adjustments; and provided further that if, with respect to a Merger Event, the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares (or depositary receipts with respect to shares) of an entity or person not organized under the laws of the United States, any State thereof or the District of Columbia, and the Calculation Agent determines that (x) treating such Shares as “Reference Property” (as such term is defined in the Indenture as described in the Offering Memorandum under the seventh to last paragraph in “Description of Notes — Conversion Rights — Conversion Rate Adjustments”) will have a material adverse effect on Dealer’s rights or obligations in respect of the Transaction, on its Hedging Activities in respect of the Transaction or on the costs (including, without limitation, due to any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position) of engaging in any of the foregoing and (y) Dealer cannot promptly avoid the occurrence of each such material adverse effect by (I) transferring or assigning its rights and obligations under this Confirmation and the Agreement pursuant to Section 8(f) or (II) amending the terms of this Confirmation (whether because amendments would not avoid such occurrence or because Counterparty fails to agree promptly to such amendments), no such adjustment shall be made and Cancellation and Payment (Calculation Agent Determination) shall apply; and (ii) the Calculation Agent may adjust the Cap Price as appropriate to account for the economic effect on the Transaction of such Merger Event or other event described above; provided that the Cap Price shall not be adjusted so that it is less than the Strike Price.

Notice of Merger Consideration:	Upon the occurrence of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), Counterparty shall reasonably promptly (but, in any event prior to the effective date of the relevant Merger Event) notify the Calculation Agent of (i) the weighted average of the types and amounts of consideration received by the holders of Shares entitled to receive cash, securities or other property or assets with respect to or in exchange for such Shares in any Merger Event who affirmatively make such an election and (ii) the details of the adjustment to be made under the Indenture in respect of such Merger Event.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:	Applicable

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:	Applicable

(e) Increased Cost of Hedging:	Applicable

Hedging Party:	For all applicable Extraordinary Events, Dealer

Determining Party:	For all applicable Extraordinary Events, Dealer

Non-Reliance:	Applicable

Agreements and Acknowledgments
Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Calculation Agent:	Dealer. Following any determination or calculation by the Calculation Agent hereunder, upon a written request by Counterparty, the Calculation Agent will use its reasonable best efforts to promptly (but in any event within three Scheduled Trading Days) provide to Counterparty, by e-mail to the e-mail address provided by Counterparty in such written request, a report (in a commonly used file format for the storage and manipulation of financial data without disclosing Dealer’s proprietary models) displaying in reasonable detail the basis for such determination or calculation, as the case may be.

4. Account Details:

Dealer Payment Instructions:	Deutsche Bank AG, London Branch
The Bank of New York
Bank Routing: 021-000-018
Account Name: Deutsche Bank Securities, Inc.
A/C: 8900327634
FFC 145-91066

Counterparty Payment Instructions:	To be provided by Counterparty.

5.	Offices:

The Office of Dealer for the Transaction is: London

Deutsche Bank AG, London Branch c/o Deutsche Bank Securities Inc. 60 Wall Street New York, NY 10005 Telephone No: 212-250-2500

The Office of Counterparty for the Transaction is: Not applicable

6.	Notices: For purposes of this Confirmation:
            Address for notices or communications to Counterparty:

To:	MGM MIRAGE
3600 Las Vegas Boulevard South
Las Vegas, NV 89109
Attn:	Daniel D’Arrigo, Executive Vice President and Chief Financial Officer
Telephone:	702-693-8895
Facsimile:	702-693-7682

Address for notices or communications to Dealer:

To:	Deutsche Bank AG, London Branch
c/o Deutsche Bank Securities Inc.
60 Wall Street
New York, NY 10005

Attn:	Andrew Yaeger and Paul Stowell
Telephone No:	212-250-6270
Facsimile No: Email:	212-797-8974 andrew.yaeger@db.com
Email:	paul.stowell@db.com

With a copy to:

Deutsche Bank AG, London Branch
c/o Deutsche Bank Securities Inc.
60 Wall Street
New York, NY 10005

Attn:	Lars Kestner
Telephone No:	212-250-6043
Facsimile No:	646-593-8200
Email:	lars.kestner@db.com
7.	Representations, Warranties and Agreements:
     (a) In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:
     (i) On the Trade Date, and as of the date of any election by Counterparty of the Share Termination Alternative under (and as defined in) Section 8(b) below, (A) Counterparty is not aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.
     (ii) (A) On the Trade Date, the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) and (B) Counterparty shall not engage in any “distribution” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the Trade Date.
     (iii) On the Trade Date, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through Dealer.
     (iv) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under any accounting standards including FASB Statements 128, 133, 149 (each as amended), or 150, EITF Issue No. 00-19, 01-6, 03-6 or 07-5 (or any successor issue statements) or under FASB’s Liabilities & Equity Project.
     (v) Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.
     (vi) On or prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors (or a duly authorized committee thereof) authorizing the Transaction.
     (vii) Counterparty is not entering into this Confirmation or making any election hereunder or under the Convertible Securities to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.
     (viii) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
     (ix) On each of the Trade Date and the Premium Payment Date, Counterparty is not, or will not be, “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase the Number of Shares hereunder in compliance with the laws of the jurisdiction of its incorporation.
     (x) As of the Trade Date, Counterparty is not aware of any applicable gaming law, rule or regulation in any jurisdiction in which it then operates or is licensed that imposes or would impose an affirmative obligation on any person (in the absence of any action taken by any relevant gaming authority with competent jurisdiction over such person) who, under any relevant definition of ownership, owns less than 5.0% of any class of securities of Counterparty. Counterparty shall promptly notify Dealer if it becomes aware of such an affirmative obligation after the Trade Date.
     (xi) Counterparty understands no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.
     (b) Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended.
     (c) Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.
     (d) Counterparty agrees and acknowledges that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge that it is the intent of the parties that (A) this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,”

“payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and a “payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code, (B) the Agreement is a “master netting agreement” and each of the parties thereto is a “master netting agreement participant”, each as defined in the Bankruptcy Code, (C) a party’s right to liquidate a Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right ... to cause the liquidation, termination or acceleration” of the Transaction as described in the Bankruptcy Code and (D) Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.
     (e) Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Effective Date and reasonably acceptable to Dealer in form and substance reasonably satisfactory to Dealer.
     8. Other Provisions:
     (a) Additional Termination Events. The occurrence of (i) an “Event of Default” with respect to Counterparty under the terms of the Convertible Securities as set forth in the section of the Indenture containing the provisions described in the Offering Memorandum under “Description of Notes — Events of Default” that results in the acceleration of Counterparty’s payment obligations under the Convertible Securities pursuant to the Indenture, (ii) an Amendment Event, (iii) a Regulatory Event, (iv) a Repayment Event or (v) an Excluded Conversion Event, in each case shall be an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party, and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement; provided that (A) in the case of a Regulatory Event, (I) if Dealer determines that such Regulatory Event relates solely to an additional monetary cost of having to comply with applicable gaming laws, rules or regulations and that Counterparty would be permitted under applicable law, rules and regulations to pay Dealer for such cost, Dealer shall notify Counterparty of such cost and Dealer shall be entitled to designate an Early Termination Date with respect to such Regulatory Event only if Counterparty does not, within two Currency Business Days of receipt of such notice, agree that it shall (x) promptly pay for any such cost previously incurred by Dealer and (y) pay from time to time any such cost incurred or to be incurred following notice of the amount or estimated amount thereof from Dealer (and, if such estimate differs from the actual amount incurred, Dealer shall promptly notify Counterparty of such deficiency or excess, and Counterparty shall pay any deficiency or Dealer shall reimburse any excess, as applicable, promptly following such notice), with such payment due on the later of the date that is five Scheduled Trading Days prior to the date Dealer would incur such cost and the second Currency Business Day following notice of such amount from Dealer, (II) Dealer shall be entitled to designate an Early Termination Date with respect to such Regulatory Event only if Dealer is unable to effect a transfer or assignment to a third party in accordance with the requirements set forth in the first three sentences of Section 8(f) after using its commercially reasonable efforts on pricing terms and within a time period reasonably acceptable to Dealer such that such Regulatory Event would cease to exist, and (III) Dealer shall, if partial termination would cause such Regulatory Event to cease to exist, treat only that portion of the Transaction as the Affected Transaction as necessary so that such Regulatory Event no longer exists and (B) in the case of a Repayment Event or an Excluded Conversion Event, the Transaction shall be subject to termination only in respect of a number of Options equal to the number of Convertible Securities that cease to be outstanding in connection with or as a result of such Repayment Event or Excluded Conversion Event, as the case may be (the portion of the Transaction represented by such number of Options, the “Affected Portion”), and, notwithstanding anything to the contrary in the Agreement or this Confirmation, Dealer shall designate an Early Termination Date pursuant to Section 6(b) of the Agreement in respect of such Affected Portion, which Early Termination Date shall be no earlier than one Scheduled Trading Day following Dealer’s receipt from Counterparty of notice of the occurrence of such Repayment Event or Excluded Conversion Event, as the case may be, and no later than five Scheduled Trading Days following the receipt of such notice. For the avoidance of doubt, in determining the amount payable in respect of such Affected Transaction pursuant to Section 6 of the Agreement (which, for the avoidance of doubt, shall take into account the Limited Make-Whole Provision in the case of an Excluded Conversion Event in connection with which holders thereof are entitled to receive additional Shares pursuant to a Make-Whole Fundamental Change Adjustment) in connection with an Excluded Conversion Event, the Calculation Agent shall assume that (x) the relevant Excluded Convertible Securities shall not have been converted and remain outstanding and (y) in the case of an Induced Conversion, any adjustments, agreements, additional payments, deliveries or acquisitions by or on behalf of Counterparty or any affiliate of Counterparty in connection therewith had not occurred. Counterparty shall, within three Scheduled Trading Days of the occurrence of any event that constitutes a Repayment Event, provide written notice to Dealer specifying the details (including, without limitation, the number of Convertible Securities affected by such Repayment Event or the amount of any related principal repayment, as applicable) of such Repayment Event.
     “Amendment Event” means that Counterparty amends, modifies, supplements, waives or obtains a waiver in respect of any term of the Indenture or the Convertible Securities governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to conversion of the Convertible Securities (including changes to the conversion price, conversion settlement dates or conversion conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Securities to amend, in each case without the consent of Dealer (such consent not to be unreasonably withheld or delayed).
     “Regulatory Event” means that Dealer determines in its sole good faith reasonable discretion that in connection with being party to this Transaction or acquiring, establishing, reestablishing, substituting, maintaining, unwinding or disposing of any Hedge Position that Dealer or its affiliates deems necessary or appropriate to hedge Dealer’s risk in respect of this Transaction, Dealer or its affiliates could either (i) be obligated to register or make filings with or provide notification or information to any gaming authority, and that such registration, filings or notification or the provision of such information would pose an Undue Burden on Dealer or its affiliates or (ii) incur additional risk, liability or cost as a result of having to comply with any applicable gaming laws, rules or regulations. An “Undue Burden” means (A) any obligation to disclose information that Dealer or any of its affiliates is not otherwise required to disclose to the general public in generally available filings (other than information that is readily and generally publicly available) or to disclose any information earlier or more frequently than it otherwise does or would otherwise be obligated to do, (B) any registration of, or provision of information by or in respect of, any employee, officer or director or agents of Dealer and/or any of its affiliates, other than that which Dealer and/or any of its affiliates is otherwise required to disclose to the general public in generally available filings and other readily and generally publicly available information, or (C) any requirement in respect of the gaming laws, rules or regulations of any applicable jurisdiction which, in the sole good faith reasonable discretion of Dealer, would cause (x) undue hardship on, (y) injury to the business or reputation of, or (z) disclosure of confidential or sensitive information of, Dealer and/or any of its affiliates or any of their employees, officers, directors and agents.
     “Repayment Event” means that (I) any Convertible Securities are repurchased (whether in connection with or as a result of a fundamental change, howsoever defined, or for any other reason) by Counterparty or any of its subsidiaries, (II) any Convertible Securities are delivered to Counterparty or any of its subsidiaries in exchange for delivery of any property or assets of Counterparty or any of its subsidiaries (howsoever described), (III) any principal of any of the Convertible Securities is repaid prior to the final maturity date of such Convertible Securities (whether following acceleration of such Convertible Securities or otherwise), or (IV) any Convertible Securities are exchanged by or for the benefit of the holders thereof for any other securities of Counterparty or any of its affiliates (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction; provided that, in the case of clause (II) and clause (IV), conversions of the Convertible Securities pursuant to the terms of the Indenture shall not be Repayment Events.
     “Excluded Conversion Event” means any conversion of any Excluded Convertible Securities.
     “Induced Conversion” means a conversion of any Excluded Convertible Securities (A) in connection with (x) an adjustment to the Conversion Rate effected by Counterparty (whether pursuant to a Discretionary Adjustment or otherwise) that is not required under the terms of the Indenture or (y) an agreement by Counterparty with the holder(s) of such Convertible Securities whereby, in the case of either (x) or (y), the holder(s) of such Convertible Securities receive upon conversion or pursuant to such agreement, as the case may be, a payment of cash or delivery of Shares or any other property or item of value that was not required under the terms of the Indenture or (B) after having been acquired from a holder of Convertible Securities by or on behalf of Counterparty or any of its affiliates other than pursuant to a conversion by such holder and thereafter converted by or on behalf of Counterparty or any affiliate of Counterparty.
     (b) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If Dealer shall owe Counterparty any amount pursuant to “Consequences of Merger Events or Tender Offers” above or Sections 12.6, 12.7 or 12.9 of the Equity Definitions or pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Dealer to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 9:30 A.M. New York City time on the relevant merger date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable (“Notice of Share Termination”); provided that Counterparty shall not have the right to so elect in the event of (i) an Insolvency, a Nationalization or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (ii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, which Event of Default or Termination Event resulted from an event or events within Counterparty’s control. Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the relevant merger date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable:

Share Termination Alternative:	Applicable and means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to “Consequences of Merger Events” above, Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, or such later date as the Calculation Agent may reasonably determine (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization or Merger Event, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event, as applicable. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections

9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the issuer of the Shares or any portion of the Share Termination Delivery Units) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units.”
     (c) Disposition of Hedge Shares. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer based on the advice of outside counsel, any Shares (the “Hedge Shares”) acquired by Dealer or any of its affiliates (collectively for the purposes of this paragraph (c) only, “Dealer”) for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance reasonably satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered offering of a similar size, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities of a similar size, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities of a similar size and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities of a similar size; provided, however, that if Dealer, in its reasonable judgment, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 8(c) shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of a similar size, in form and substance reasonably satisfactory to Dealer, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placements agreements of a similar size, all reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the VWAP Price on such Exchange Business Days, and in the amounts, requested by Dealer.
     (d) Amendment to Equity Definitions. The following amendment shall be made to the Equity Definitions:
     Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer.”
     (e) Repurchase and Conversion Rate Adjustment Notices. Counterparty shall, at least five Scheduled Trading Days prior to effecting any repurchase of Shares or consummating or otherwise executing or engaging in any transaction or event (other than a stock split, reverse stock split or stock dividend) (a “Conversion Rate Adjustment Event”) that would lead to an increase in the “Conversion Rate”, give Dealer a written notice of such repurchase or Conversion Rate Adjustment Event (a “Repurchase Notice”) if, following such repurchase or Conversion Rate Adjustment Event, the Notice Percentage as determined on the date of such Repurchase Notice is (i) greater than 4.0% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof), and, if such repurchase or Conversion Rate Adjustment Event, or the intention to effect the same, would constitute material non-public information with respect to Counterparty or the Shares,

Counterparty shall make public disclosure thereof at or prior to delivery of such Repurchase Notice. The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the Number of Shares and the denominator of which is the number of Shares outstanding on such day. In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section 8(e) then Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses (including losses relating to the Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to this Transaction), claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act or under any federal, state or local (including non-U.S.) law, regulation or regulatory order, relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Dealer.
     (f) Transfer and Assignment. Either party may transfer any of its rights or obligations under the Transaction only with the prior written consent of the non-transferring party, such consent not to be unreasonably withheld or delayed. For the avoidance of doubt, (A) Dealer may condition its consent on any of the following, without limitation: (i) the receipt by Dealer of opinions and documents reasonably satisfactory to Dealer in connection with such assignment, (ii) such assignment being effected on terms reasonably satisfactory to Dealer with respect to any legal and regulatory requirements relevant to Dealer, and (iii) Counterparty continuing to be obligated to provide notices hereunder relating to the Convertible Securities and continuing to be obligated with respect to “Disposition of Hedge Shares” and “Repurchase and Conversion Rate Adjustment Notices” above and (B) Counterparty may condition its consent on, without limitation, whether such transfer or assignment would, in the sole discretion of the Counterparty, result in the termination of the Transaction, or otherwise result in adverse consequences to Counterparty, for U.S. federal income tax purposes. In addition, Dealer may transfer or assign without any consent of Counterparty its rights and obligations hereunder and under the Agreement, in whole or in part, to any of its affiliates which has (or whose guarantor has) credit quality equivalent to Dealer; provided that Dealer shall provide Counterparty with five Scheduled Trading Days’ prior notice of such assignment; and provided further that such transfer and assignment would not, in the reasonable judgment of Counterparty, result in a termination of the Transaction for U.S. federal income tax purposes. At any time at which any Excess Ownership Position exists, if Dealer is unable to effect a transfer or assignment to a third party in accordance with the requirements set forth above after using its commercially reasonable efforts on pricing terms and within a time period reasonably acceptable to Dealer such that an Excess Ownership Position no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that such Excess Ownership Position no longer exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 8(b) of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such portion of the Transaction shall be the only Terminated Transaction. “Excess Ownership Position” means any of the following: (i) the Equity Percentage exceeds 4.5%, or (ii) Dealer or any “affiliate” or “associate” of Dealer would own in excess of 13% of the outstanding Shares for purposes of Section 203 of the Delaware General Corporation Law or (iii) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under any federal, state or local (including non-U.S.) laws, regulations or regulatory orders applicable to ownership of Shares (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person under Applicable Laws and with respect to which such requirements have not been met or the relevant approval has not been received or that would give rise to any adverse consequences for a Dealer Person under the constitutive documents of Counterparty, in each case minus (y) 0.5% of the number of Shares outstanding on the date of determination. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer, for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or of any “group” (within the meaning of Section 13) of which Dealer is or may be deemed to be a part (Dealer and any such affiliates, persons and groups, collectively, “Dealer Group”), beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that, as a result of a change in law, regulation or interpretation after the date hereof, the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such number) and (B) the denominator of which is the number of Shares outstanding on such day.
     (g) Staggered Settlement. If upon the advice of outside counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s Hedging Activities with respect to the Transaction, Dealer determines, in its reasonable discretion, that it would not be practicable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on a Settlement Date, Dealer may, by notice to Counterparty on or prior to such Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:
     (i) in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the beginning of the related Settlement Averaging Period) or delivery times and how it will allocate the Shares it is required to deliver under “Delivery Obligation” (above) among the Staggered Settlement Dates or delivery times; and
     (ii) the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.
     (h) Right to Extend. Dealer may postpone any Settlement Date, in whole or in part, or extend the Settlement Averaging Period, such postponement or extension not to exceed 20 Scheduled Trading Days in the aggregate, in each case if the Calculation Agent determines that such postponement or extension is reasonably necessary or appropriate to (i) preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock loan market or any other relevant market (but only if there is a material decrease in such liquidity conditions relative to the Trade Date) or (ii) to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer. In connection with any Settlement Date that is postponed or any Settlement Averaging Period that is extended pursuant to the immediately preceding sentence, if Shares are to be delivered by Dealer to Counterparty on such postponed Settlement Date or on the Settlement Date related to such extension to the Settlement Averaging Period and the record date for any dividend or distribution on the Shares occurs during the period from, and including, the original Settlement Date to, but excluding, such postponed or extended Settlement Date, then on such postponed or extended Settlement Date, in addition to delivering such Shares, Dealer shall pay or deliver, as the case may be, to Counterparty, the per Share amount of such dividend or distribution multiplied by the number of postponed Shares to be delivered.
     (i) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.
     (j) Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty only to the extent of any such performance.
     (k) Method of Delivery. Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through DBSI. In addition, all notices, demands and communications of any kind relating to the Transaction between Dealer and Counterparty shall be transmitted exclusively through DBSI.
     (l) No Netting and Set-off. Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.
     (m) Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that this Confirmation is not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.
     (n) Counterparty’s Obligation to Pay Cancellation Amounts and Early Termination Amounts. Dealer and Counterparty hereby agree that, notwithstanding anything to the contrary herein or in the Agreement, following Dealer’s receipt of the Premium from Counterparty on the Premium Payment Date, in the event that (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to such Transaction and, as a result, Counterparty owes to Dealer an Early Termination Amount or (b) Counterparty owes to Dealer, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, a Cancellation Amount, in each case, such amount shall be deemed to be zero. If Counterparty pays the Premium on the Premium Payment Date, then under no circumstances shall Counterparty be required to pay any amount in addition to the Premium with respect to the Transaction. For the avoidance of doubt, the preceding sentence shall not be construed as limiting any damages that may be payable by Counterparty as a result of a breach of or an indemnity under this Confirmation or the Agreement or any amount that may be payable by Counterparty pursuant to clause (A)(I) of Section 8(a) of this Confirmation.
     (o) Early Unwind. In the event the sale by Counterparty of the Initial Notes (as defined in the Purchase Agreement) is not consummated with the Initial Purchasers pursuant to the Purchase Agreement dated as of April 15, 2010, among the Counterparty, the Guarantors and Merrill Lynch, Pierce, Fenner & Smith Incorporated as representative of the Initial Purchasers party thereto (the “Initial Purchasers” and such agreement, the “Purchase Agreement”) for any reason by the close of business in New York on April 20, 2010 (or such later date as agreed upon by the parties, which in no event shall be later than the date that is ten business days following such date) (April 20, 2010 or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty thereunder shall be cancelled and terminated and (ii) if such Early Unwind is the result of a breach by Counterparty under the Purchase Agreement, Counterparty shall pay to Dealer an amount in cash equal to the aggregate amount of all reasonable costs and expenses incurred by Dealer in connection with the unwinding of Dealer’s hedging activities in respect of the Transaction (including market losses incurred in reselling any Shares purchased by Dealer or its affiliates in connection with such hedging activities). Following such termination, cancellation and payment, each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of either party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Dealer and Counterparty represent and acknowledge to the other that upon an Early Unwind and following the payment referred to above, if applicable, all obligations with respect to the Transaction shall be deemed fully and finally discharged.
     (p) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.
     (q) Governing Law; Jurisdiction. THIS CONFIRMATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

     Please confirm that the foregoing correctly sets forth the terms of our agreement by sending to us a letter or telex substantially similar to this facsimile, which letter or telex sets forth the material terms of the Transaction to which this Confirmation relates and indicates your agreement to those terms. Dealer will make the time of execution of the Transaction available upon request.
Dealer is regulated by the Financial Services Authority.

DEUTSCHE BANK AG, LONDON BRANCH
By:	/s/ Mike Sanderson
	Name:	Mike Sanderson
	Title:	Managing Director

By:	/s/ Dushyant Chadha
	Name:	Dushyant Chadha
	Title:	Managing Director

DEUTSCHE BANK SECURITIES INC., acting solely as Agent in connection with the Transaction
By:	/s/ Mike Sanderson
	Name:	Mike Sanderson
	Title:	Managing Director

By:	/s/ Dushyant Chadha
	Name:	Dushyant Chadha
	Title:	Managing Director

Confirmed and Acknowledged as of the date first above written: MGM MIRAGE
By:	/s/ William M. Scott IV
	Name:	William M. Scott IV
	Title:	Senior VP, Deputy General Counsel